UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 28, 2015

ENTERTAINMENT GAMING ASIA INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Unit C1, Ground Floor, Koon Wah Building

No. 2 Yuen Shun Circuit

Yuen Chau Kok, Shatin

New Territories, Hong Kong SAR

(Address of principal executive offices, including zip code)

+ 852-3147-6600

(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 28, 2015, our Chief Accounting Officer, Andy Tsui, provided notice of his resignation from Entertainment Gaming Asia Inc. effective as of September 30, 2015. Mr. Tsui indicated that he is resigning to pursue another career opportunity. Traci Mangini, our Senior Vice President Corporate Finance, has been appointed to serve as the interim Chief Financial Officer effective as of October 1, 2015. Mr. Tsui has agreed to continue to assist the Company on an as needed basis for a period following his departure to best ensure a seamless transition.

Ms. Mangini joined our company as senior vice president corporate finance in June 2008. From 2003 to 2008, Ms. Mangini had been a senior equity research analyst responsible for coverage of companies in the domestic and international gaming sector at ThinkEquity, a then subsidiary of Panmure Gordon & Co., a company listed on the AIM market operated by the London Stock Exchange. She was promoted to partner at ThinkEquity in 2008. Prior to joining ThinkEquity, Ms. Mangini served as a vice president equity research analyst for consumer companies at Merriman Curhan Ford & Company, a company then listed on the American Stock Exchange, from 2012 to 2013 and at First Security Van Kasper, a publicly traded company on the NASDAQ National Market which was acquired by Wells Fargo & Co in 2000, from 1997 to 2001. From 2001 to 2002, she served as an investment consultant and research analyst at Fisher Investments Inc. Ms. Mangini holds a master of science in quantitative analysis from Boston University and a bachelor of arts in business administration from the University of San Diego.

On September 1, 2015, we issued a press release announcing Mr. Tsui’s planned departure and Ms. Mangini’s appointment, a copy of which is filed as an exhibit to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits	Method Filing

The following exhibit is filed with this report:

Exhibit 99.1	Press release dated September 1, 2015 regarding the departure of the Chief Accounting Officer and succession plan	Filed Electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT GAMING ASIA INC.

Dated: September 1, 2015	/s/ Clarence Chung
Clarence (Yuk Man) Chung
Chief Executive Officer